Exhibit 10.2

DEFERRED COMPENSATION PLAN

FOR SENIOR MANAGEMENT EMPLOYEES OF RED RIVER BANCSHARES, INC. AND SUBSIDIARIES

(Amended and Restated effective July 30, 2019)

WHEREAS, Red River Bancshares, Inc. previously adopted the Deferred Compensation Plan for Directors and Senior Management Employees of Red River Bancshares, Inc. and Subsidiaries (Amended and Restated effective January 1, 2007) (the “Combined Plan”); and

WHEREAS, in order to facilitate the termination of participation by non-employee directors in the Combined Plan, it is desirable to establish two separate deferred compensation plans, one for non-employee directors, and a second plan for senior management employees; and

WHEREAS, the plan for senior management employees is intended to continue with substantially the same terms and provisions as the Combined Plan, including the “grandfathering” of subaccounts established for contributions made on or before January 1, 2005, so that such subaccounts are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, Red River Bancshares, Inc. hereby amends and restates the Combined Plan as the Senior Management Compensation Plan for Directors of Red River Bancshares, Inc. and Subsidiaries (Amended and Restated effective January 1, 2019).

ARTICLE 1. ESTABLISHMENT AND PURPOSE.

1.1.    Establishment. Red River Bancshares, Inc. hereby amends and restates, effective January 1, 2019, a deferred compensation plan for senior management employees, as set forth herein.

1.2.    Purpose. The purpose of this deferred compensation plan is to provide a means to allow senior management employees to defer a portion of their salary and/or bonuses. This Plan is unfunded and is maintained by the employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Plan is to be interpreted to the fullest extent to comply with Code section 409A as added by the American Jobs Creation Act of 2004 and any regulations or guidance thereunder, and including any amendments thereto.

ARTICLE 2. DEFINITIONS.

2.1.    Definitions. Whenever used in the Plan, the following terms shall have the meaning set forth below unless otherwise provided:

(a)    “Account” means the recordkeeping account which is maintained in the name of the Participant to account for any contributions and Credited Earnings which may be credited to his Account from time to time. The Account shall consist of the pre-2005 account and the post-2004 account. Contributions attributable to services performed in 2004 and before, and Credited Earnings thereon, shall be credited to the pre-2005 Account. Contributions attributable to services performed in 2005 and thereafter, and Credited Earnings thereon, shall be credited to the post-2004 Account.

(b)    “Beneficiary” means the person or persons designated by the Participant under the Plan to receive the Participant’s benefit under the Plan in the event of his death. If no Beneficiary is named, the Participant’s spouse shall be the Beneficiary. If the Participant is not survived by a spouse and no Beneficiary is named, the Participant’s estate shall be the Beneficiary.

(c)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d)    “Committee” means the plan administration committee which is responsible for administering the Plan, as provided in Article 7.

(e)    “Corporation” means Red River Bancshares, Inc., a Louisiana corporation, and includes its wholly-owned subsidiaries.

(f)    “Credited Earnings” means the earnings or loss amounts credited to a Participant’s Account, as provided in Article 5.

(g)    “Participant” means a senior management employee who has become a Participant under the Plan as described in Article 3.

(h)    “Plan” means this Deferred Compensation Plan for Senior Management Employees of Red River Bancshares, Inc. and its Subsidiaries, as it may be amended from time to time.

ARTICLE 3. PARTICIPATION.

3.1.    Eligibility. Eligibility for participation in the Plan is limited to senior management employees of the Corporation who are designated by the Committee as eligible to become Participants. All determinations as to an employee’s status by the Committee are final and binding on all employees. The Committee shall provide each Participant with notice so as to permit the Participant the opportunity to make contribution elections provided in Article 4. Such notice may be given at such time and in such manner as the Committee may determine from time to time.

ARTICLE 4. CONTRIBUTIONS.

4.1    Contributions. For each calendar year commencing with the effective date, any Participant may elect to forego the receipt of any compensation payable to him or her for services performed during such year, in which case the Corporation shall establish an Account for such Participant. Any election shall be made on a contribution election form as prescribed by the Committee, and must be made before the calendar year for which the election is to be effected. An election to defer the receipt of compensation shall remain in effect for subsequent calendar years so long as the Participant is eligible to participate in the Plan, unless before the beginning of any subsequent calendar year, the Participant elects to have future contributions to the Plan cease. Any such election to cease contributions shall not accelerate or otherwise effect a distribution of Participant’s Account. In the event a Participant subsequently elects to discontinue deferrals, a Participant may for subsequent calendar years elect to resume contributions to the Plan.

4.2    Irrevocability of Election. An election to defer compensation may not be revoked during the calendar year for which the election has been made.

4.3    New Participants. If an individual first becomes eligible to participate during a calendar year, he shall be permitted to make a contribution election for the remaining compensation payable to him for such year. To make such election, the eligible individual must file the appropriate election form with the Committee no later than thirty (30) days after the date on which he was notified. Such election shall be effective with respect to services performed after the date of the election, and such election shall remain in effect for all compensation with respect to services after such date. The contribution election shall become irrevocable when the appropriate form is filed with the Committee.

4.4    Cessation of Eligibility. If an eligible individual with a contribution election in effect for particular calendar year shall cease to be eligible during such calendar year, but remain as an employee, his applicable contribution election shall remain in effect for the balance of such year, or until the date he ceases to be an employee, if earlier. In any case where an individual has a contribution election for a calendar year and he separates from service as an employee during such year, any contribution election in effect for such calendar year shall cease with the close of the payroll period in which Participant separates from service, and any contribution election in effect for such year shall be void with respect to any compensation awarded during the remainder of the calendar year and after his termination of employment.

ARTICLE 5. ACCOUNTS AND CREDITED EARNINGS.

5.1.    Participant’s Accounts. The Committee shall maintain, or cause to be maintained, a bookkeeping Account for each Participant for the purpose of accounting for the Participant’s beneficial interest under the Plan, which interest is attributable to contributions and any Credited Earnings credited to such Participant under the Plan, as adjusted to reflect charges to such Account.

Each Participant’s Account shall be adjusted to reflect all contributions credited to his Account or Credited Earnings credited to his Account, and all benefit payments charged to his Account. Contributions shall be credited to the Participant’s Account as of the last day of the calendar quarter in which such item would have become payable to the Participant in absence of a contribution election. Separate sub-Accounts shall be maintained for a Participant’s pre-2005 contributions and post-2004 contributions as set forth in Section 2.1 (a).

5.2.    Credited Earnings. Each Participant shall be credited with Credited Earnings on the balance in his Account. Credited Earnings shall be credited to such Account as of the last day of each quarter, and shall be based on the Account balance as of the first day of each quarter, less any distributions from such Account during the quarter. After December 31, 2006, Credited Earnings shall be calculated at a rate equal to the London Interbank Offered Rate (“LIBOR”) for one year deposits as shown in the “Money Rates” column of The Wall Street Journal on the first day of each calendar quarter that The Wall Street Journal is published, and without regard to the actual effective date of the rate for such LIBOR contracts. The rate will be adjusted on the first day of each subsequent quarter to reflect the rate at that time, and interest will accrue at the new rate until adjusted the following quarter. Interest will be computed on the basis of a 30 day month/360 day year. Amounts in the Account shall continue to accrue interest at such rate until the entire balance of the Account has been distributed in accordance with Article 6 hereof. The Committee shall make all determinations with respect to the crediting of such Credited Earnings to Accounts, and such determinations shall be final and binding on all interested parties. The Board of Directors of the Corporation may at any time change the method of calculating Credited Earnings on all Accounts prospectively, provided that the same method of calculating Credited Earnings shall apply to all Participants.

5.3.    Account Statements. The Committee shall provide each Participant with a statement of the status of his Account under the Plan. The Committee shall provide such statement annually or at such other times as the Committee may determine from time to time, and such statement shall be in the format as prescribed by the Committee.

ARTICLE 6. PAYMENT OF BENEFITS.

6.1.    Distribution Election. At the time of initial participation, and with respect to a Participant’s post-2004 Account, prior to January 1, 2005, each Participant shall make an election as to the timing and form of distribution of his Account. The pre-2005 amounts and post-2004 amounts shall be credited to different subaccounts. A Participant may have separate elections with respect to each sub-Account. Such distribution election shall be one of the following:

(a)    Payment of the entire balance in the Participant’s Account or sub-Account on the first banking day of the month following the month in which such Participant separates from service with the Corporation;

(b)    Payment of the entire balance in the Participant’s Account or sub-Account on the first banking day of January in the year following the year in which such Participant separates from service with the Corporation; or

(c)    Payment of the balance in the Participant’s Account or sub-Account in two to ten annual installments commencing on the first banking day of January in the year following the year in which such Participant separates from service with the Corporation, each installment to be in an amount equal to the balance in such Account or sub-Account divided by the number of installments remaining (including the one being calculated and paid).

In the event that the deferred compensation election notice does not contain a distribution election, the Participant shall be deemed to have made the election described in paragraph (b) above.

With respect to a Participant’s pre-2005 sub-Account, a Participant may change the distribution option to a different permissible option prior to the calendar year in which he separates from service with the Corporation. If the Participant changes the distribution election separates from service in the same calendar year as the change, such change shall be disregarded, and the distribution shall be made under the previous form elected.

With respect to a Participant’s post-2004 sub-Account, the Participant may not change the time or form of distribution after his initial election (or after the election made before January 1, 2005, as applicable).

6.2    Death Benefit. If a Participant shall die with a balance credited to his Account, his Account shall be paid to his Beneficiary. All amounts shall be paid in a lump sum or installments, as selected by the Participant, but on the first banking day of January in the year following the year of the Participant’s death.

6.3    Loans. A Participant shall not be permitted to borrow from his Account.

6.4    Withholding of Taxes. The employer shall have the right to deduct from all distribution payments made under the Plan any federal, state, or local taxes required to be withheld with respect to such payments.

6.5    Unforeseeable Emergency. A Participant may request that the Committee immediately distribute all or any portion of the Participant’s Account prior to termination of employment in the event of an unforeseeable emergency. An unforeseeable emergency means a severe financial hardship resulting from an illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amounts distributed with respect to an emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Education of a Participant or a dependent or purchase of a residence shall not be considered a hardship for this purpose. The existence of a hardship shall be in the sole and absolute discretion of the Committee.

ARTICLE 7. ADMINISTRATION OF THE PLAN.

7.1.    Administration. The Plan shall be administered by the Plan Administration Committee (“Committee”). The Committee shall consist of the chairman of the Board of Directors of the Corporation, the president and chief executive officer of the Corporation, and one other eligible Participant that the two of them shall agree to select. A majority of the members of the Committee shall constitute a quorum and the acts of a majority of the members present, or acts approved in writing by a majority of the members without a meeting, shall be the acts of the Committee. The Committee shall have that authority which is expressly stated in the Plan as vested in the Committee, and authority to make rules to administer and interpret the Plan, to decide questions arising under the Plan, and to take such other action as may be appropriate to carry out the purposes of the Plan.

7.2.    Rules; Claims Review Procedures. The Committee shall adopt and establish such rules and regulations with respect to the administration of the Plan as it deems necessary and appropriate. The Committee shall also prescribe such deferral election forms and other administrative forms as it deems necessary to carry out the provisions of the Plan. The Committee shall establish a claims procedure and a claims review procedure to be applicable under the Plan.

7.3.    Finality of Determinations. All determinations of the Committee as to any matter arising under the Plan, including questions of construction and interpretation shall be final, binding and conclusive upon all interested parties.

7.4.    Indemnification. To the extent permitted by law and the Corporation’s by-laws, the members of the Committee, its agents, and the officers, directors and employees of the Corporation shall not be liable for any act or failure to act hereunder, except for gross negligence or fraud.

ARTICLE 8. FUNDING.

8.1.    Funding. It is intended that the Corporation (or applicable subsidiary) is under a contractual obligation to make the payments from a Participant’s Account when due. All amounts paid under the Plan shall be paid in cash or cash equivalents from the general assets of the Corporation. Contributions and Credited Earnings shall be reflected on the accounting records of the Corporation, as provided for under the Plan, but such records shall not be construed to create, or require the creation of, a trust, custodial or escrow account with respect to any Participant. No Participant shall have any right, title, or interest whatsoever in or to any investment reserves, accounts, or funds that the Corporation may purchase, establish or accumulate to aid in providing the benefit payments described in the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or fiduciary relationship or any kind between the Corporation and a Participant or any other person. The Participants and Beneficiaries shall not acquire any interest under the Plan greater than that of an unsecured general creditor of the Corporation. Further, no assets may be transferred to any trust or other arrangement located outside the United States.

ARTICLE 9. AMENDMENT, TERMINATION OR MERGER

9.1.    Amendment. The Corporation may, at any time and from time to time, modify or amend, in whole or in part, any provision of the Plan. The Corporation shall notify all of the subsidiaries of such amendment.

9.2.    Merger, Consolidation, or Sale of Assets. In the event that the Corporation should be liquidated, dissolved, or become a party to a merger or consolidation where the entity is not the surviving corporation, the Plan with respect to such entity shall terminate at the time of the event unless the successor or acquiring corporation shall elect to continue to carry on the Plan. In the event such Plan termination occurs, the provisions of Section 9.1 related to Plan termination shall become applicable, provided that any successor or acquiring corporation may elect to accelerate payments with respect to its employees under the Plan.

9.3.    Termination and Liquidation of the Plan. The Corporation may, at any time, terminate this Plan in its entirety. Notwithstanding any other provision in this paragraph, no modification, amendment, suspension, or termination may, without the consent of the Participant (or his Beneficiary in the case of the death of a Participant) reduce the right of the Participant (or his Beneficiary, as the case may be) to a distribution to which he is entitled in accordance with the provisions of the Plan prior to the change.

In the event of a termination, if consistent with section 409A of the Code, the Corporation may elect to pay all Accounts of Participants immediately in which case the Corporation will have no further liability under this Plan. The Corporation may terminate the Plan and distribute all Participants’ accounts upon occurrence of any one of the following:

(a)

Within twelve (12) months of the Corporation’s dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross income in the latest of:

(i)	The calendar year in which the Plan termination occurs;

(ii)	The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii)	The first calendar year in which the payment is administratively practicable.

(b)

Within the thirty (30) days preceding or the twelve (12) months following a Change in Control, provided all substantially similar arrangements (within the meaning of Section 409A of the Code and related guidance issued thereunder) sponsored by the Corporation are also terminated, so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

(c)	At the discretion of the Corporation, provided that all of the following requirements are satisfied:

(i)	The termination does not occur proximate to a downturn in the financial health of the Corporation;

(ii)

All arrangements sponsored by the Corporation that would be aggregated with any terminated arrangement under Section 1.409A-1(c) if the same Participant participated in all of the arrangements are terminated;

(iii)	No payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve (12) months of the termination of the arrangements;

(iv)	All payments are made within twenty-four (24) months of the termination of the arrangements; and

(v)

The Corporation does not adopt a new arrangement that would be aggregated with any terminated arrangement under Section 1.409A-1(c) if the same Participant participated in both arrangements, at any time within three (3) years following the date of termination of the arrangement.

(d)	Such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE 10. MISCELLANEOUS.

10.1.    Effect on Other Plans. Contributions to this Plan shall not be considered as part of a Participant’s compensation for the purpose of any savings or pension plan maintained by the Corporation, but such amounts shall be taken into account under all other employee benefit plans maintained by the Employer in the year in which such amounts would have been payable in the absence of a contribution election; provided, however, that such amounts shall not be taken into account to the extent the inclusion thereof would jeopardize the tax-qualified status of the Plan to which they relate.

10.2.    Non-transferability. No right or interest of any Participant in this Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy.

10 .3.    No Guaranty of Employment or Participation. The Plan is not an employment contract. It does not give to any person the right to be continued in employment, and all Employees remain subject to change of salary, transfer, change of job, discipline, layoff, discharge or any other change of employment status, without regard to the effect such treatment might have upon him as a Participant under the Plan. No person shall at any time have a right to be a Participant for any calendar year, even if he was a Participant in a prior Plan Year .

10.4.    Binding on Corporation, Participant, and Their Successors. This Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns, and the Participant, his heirs, executors, administrators, and legal representatives. The provisions of this Plan shall be applicable with respect to the Corporation and each subsidiary separately, and amounts payable hereunder shall be paid by the employer of the particular Participant.

10.5.    Incompetency. If any person entitled to receive any benefits hereunder is, in the judgment of the Committee, legally, physically or mentally incapable of personally receiving and receipting for any distribution, the Committee may make distribution to such other person or persons or institution or institutions as, in the judgment of the Committee, shall then be maintaining or have custody over such distributee.

10.6.    Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Corporation shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

10.7.    Applicable Law. This Plan, all documents in connection herewith, and all distributions hereunder shall, insofar as may lawfully be done, be governed, construed, and regulated in accordance with the laws of the State of Louisiana, except to the extent such laws are preempted by applicable Federal law.

10.8.    Compliance with Section 409A of the Internal Revenue Code. It is intended that this Plan comply with or be exempt from all applicable provisions of Section 409A of the Code, and the terms and conditions of the Plan shall be interpreted accordingly. If any provision would subject a Participant to tax under Section 409A, then, notwithstanding anything in this Plan to the contrary, the Corporation is authorized to unilaterally amend the Plan in such manner as it deems appropriate to avoid, reduce or mitigate such taxation under Section 409A. Notwithstanding any provision herein to the contrary, if Participant is a “specified employee” (as defined in Section 409A of the Code), then, with respect to any payment that is subject to Section 409A, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A, no payment shall be made to Participant on account of his “separation from service” (as defined in Section 409A of the Code) until the earliest of (i) the first day of the calendar month that is more than six months after Participant’s “separation from service” date; (ii) the date of death of Participant; or (iii) such date that payment may be made under Section 409A without penalty. Any payment delayed as provided herein shall be paid in a lump sum without interest as soon as permitted under Section 409A.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Corporation has caused this instrument to be executed by its duly authorized officers on this 30th day of July, 2019.

RED RIVER BANCSHARES, INC.

By	/s/ Andrew B. Cutrer

Title	Senior Vice President

RED RIVER BANK

By	/s/ R. Blake Chatelain

Title	President and Chief Executive Officer